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RUBICON TECHNOLOGY, INC.

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PARAGON TECHNOLOGIES, INC. GAD PARTNERS FUND LP GAD CAPITAL MANAGEMENT LLC HESHAM M. GAD JACK H. JACOBS DEBORAH R. MERTZ SAMUEL S. WEISER

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Paragon Terminates Settlement Discussions with Rubicon – Remains Open to Constructive Dialogue to Appoint Mr. Gad to the Company’s Board

ATLANTA, GA, May 2, 2017 – Paragon Technologies, Inc. today announced that it has terminated its current settlement discussion with Rubicon. Ultimately, Paragon believes the current settlement discussions were not in the best interests of Paragon. Paragon continues to remain open in having discussions with Rubicon regarding a more appropriate settlement agreement.

A few months ago, Rubicon reached out to Mr. Hesham Gad, Chairman and CEO of Paragon, to reach a settlement agreement whereby Mr. Gad would be appointed a Strategic Advisor to the Board and assist the Company with its turnaround efforts.

For nearly two years, Mr. Gad has advocated a turnaround plan for Rubicon that included:

1.	A curtailment of the Company’s declining sapphire operations

2.	Sale of the Company’s real estate and other assets.

3.	The strategic reallocation of the Company’s cash assets in a manner that could maximize the value of the Company’s NOL’s.

Earlier this year, Rubicon announced its intention to adopt such a plan and announced that they had made significant reductions in their sapphire operations. In addition, Rubicon indicated that it was selling assets as well as looking at strategic alternatives with respect to its cash assets. Paragon welcomed that approach. As such, Paragon was willing to consider a Strategic Advisory role in lieu of a board seat in an effort to begin a constructive and collaborative effort with Rubicon that Paragon felt was in the best interest of all stakeholders.

Unfortunately, after several rounds of discussions, Paragon has concluded that it is not in the best interest of Paragon or Rubicon shareholders to effectuate change from an advisory position given the intense nature of work involved in transforming Rubicon.

Paragon feels very strongly about its turnaround plan, which now appears to be adopted by Rubicon, to be the best path forward for Rubicon. As a result, we now believe that Mr. Gad’s presence on the Board to be critically important and an important catalyst for the Company. We remain open to constructive discussions and desire a collaborative working relationship with management and the board in turning Rubicon into a sustainable and profitable business.

In the absence of a satisfactory agreement with Rubicon, Paragon will consider its options with respect to the 2018 annual meeting of shareholders, at which time it is expected that Rubicon's board will be de-staggered and all directors will stand for reelection at the same time.